Exhibit 5.15

1100 ONEOK Plaza 100 West Fifth Street Tulsa, Oklahoma 74103-4217 Telephone (918) 595-4800 Fax (918) 595-4990 www.gablelaw.com		Fifteenth Floor One Leadership Square 211 North Robinson Oklahoma City, OK 73102-7101 Telephone (405) 235-5500 Fax (405) 235-2875 www.gablelaw.com
December 20, 2019

Local Entities (as defined below)

c/o StoneMor Partners L.P.

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

Ladies and Gentlemen:

We have acted as special counsel in the State of Oklahoma to StoneMor Oklahoma LLC, an Oklahoma limited liability company, and StoneMor Oklahoma Subsidiary LLC, an Oklahoma limited liability company (collectively, the “Local Entities” and each a “Local Entity”), each of which is a wholly-owned direct or indirect subsidiary of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) by the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (“Cornerstone Co.” and together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement including the Local Entities (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $392,768,073 aggregate principal amount of their 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “New Notes”) being registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $$392,768,073 aggregate principal amount of the Issuers’ outstanding 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of June 27, 2019 (the “Indenture”), among the Issuers, the Guarantors, the initial purchasers party thereto and Wilmington Trust, National Association, as trustee.

In rendering our opinions hereinafter set forth, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Indenture,

Local Entities c/o StoneMor Partners L.P. December 20, 2019 Page 2

(b)	the Notes;

(c)	the Master Secretary’s Certificate, dated the date hereof (the “Secretary’s Certificate”);

(d)	each Local Entity’s Articles of Organization and Operating Agreement;

(e)

the Unanimous Written Consent dated June 26, 2019 of the Board of Directors of StoneMor GP LLC, General Partner of StoneMor Partners L.P., and All of the Boards of Directors, Managers and Governors of StoneMor Partners L.P.’s Direct and Indirect Subsidiaries pertaining to the Indenture and other matters as more particularly set forth therein, as certified pursuant to the Secretary’s Certificate;

(f)

the good standing certificates for the Local Entities from the office of the Secretary of State for the State of Oklahoma, each dated as of a recent date (collectively, the “Good Standing Certificates” and each a “Good Standing Certificate”); and

(g)	such other documents as we considered appropriate as a basis for the opinions set forth below.

We also reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents, and the correctness of all statements of fact contained in the documents examined. We have not performed any independent investigation other than the document examination described above.

We have assumed that the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to the Local Entities, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have been declared effective by the Commission and that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on the Secretary’s Certificate, and have assumed that all statements and certifications set forth therein are true, accurate and complete. Our opinion in paragraph 1 below as to the valid existence and good standing of the Local Entities is based exclusively on a Good Standing Certificate for each Local Entity.

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Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth in this opinion letter, we are of the opinion that:

1.    Each Local Entity is limited liability company validly existing and in good standing under the laws of the State of Oklahoma.

2.    As of the date of the Indenture, each Local Entity had all limited liability company power and capacity to execute and deliver the Indenture, and as of the date hereof, each Local Entity has all limited liability company power and capacity to perform its obligations thereunder.

3.    Each Local Entity has taken all necessary action on its part to authorize its execution and delivery of the Indenture and the performance of its obligations thereunder (including its Guarantee as provided therein).

4.    The Indenture has been duly executed and delivered by each Local Entity, to the extent that execution and delivery are governed by the laws of the State of Oklahoma.

The opinions expressed herein are limited in all respects to the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign.

The opinions expressed herein are given as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update or supplement this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law. The opinions are strictly limited to the matters stated herein and no other or more extensive opinions are intended, implied or to be inferred beyond the matters expressly stated herein.

We understand that Duane Morris LLP may rely on this opinion in connection with its opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ GableGotwals